Robert J. Dickson
                                             Treasurer
                                             (610) 208-2165

IMMEDIATE RELEASE


       CARPENTER COMPLETES TALLEY INDUSTRIES ACQUISITION

     Reading, PA (February 19, 1998) - Shareholders of Talley Industries (NYSE:TAL) today approved the merger of the diversified manufacturer with a subsidiary of Carpenter Technology Corporation (NYSE:CRS), giving Carpenter
100 percent ownership of the Phoenix-based company. Before today's special shareholders' meeting in Philadelphia, Carpenter owned approximately 75 percent of the outstanding shares of Talley. The shares were purchased in a tender offer concluded in December 1997.
     As a result of the merger effected today, the remaining Talley shares have been converted into cash amounts payable to the Talley shareholders. The cash amounts are equivalent to the tender offer prices of $12 per share of common stock, $11.70 per share of Series A convertible preferred stock and $16 per share of Series B $1 cumulative convertible preferred stock.
     The aggregate value of the total transaction is approximately $312 million, including the assumption of Talley indebtedness.
     Trading in Talley shares on the New York Stock Exchange will be suspended at the close of the market today.

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Carpenter Technology Corporation/Page 2

     Carpenter sought to acquire Talley because of its metals manufacturing and distribution businesses. Carpenter is in the process of divesting the eight other Talley businesses that manufacture specialized industrial, commercial and aerospace products such as air bag devices, flight recorders and brass buttons.
     Carpenter manufactures and distributes stainless steel, titanium and other specialty alloys, and various engineered products. With Talley, Carpenter has completed 11 acquisitions in the past five years, as a way to diversify into various engineered materials, expand its business outside the United States, and add metals manufacturing capacity and distribution outlets.
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